EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made on this 27th day of February 2024, between United Security Bank, a California banking corporation (the “Bank”), having a principal place of business at 2126 Inyo Street, Fresno, CA 93721, and Porsche Saunders (“Executive”), to which United Security Bancshares is a party, with reference to the following:

RECITALS

WHEREAS, the Bank is a California banking corporation duly organized, validly existing, and in good standing under the laws of the state of California, with power to own property and carry on its business as it is now being conducted;

WHEREAS, the Bank is a wholly-owned subsidiary of United Security Bancshares, a California corporation (the “Parent”);

WHEREAS, the Bank desires to continue to avail itself of the skill, knowledge and experience of Executive in order to insure the successful management of its business; and

WHEREAS, the parties hereto desire to specify the terms of Executive’s continued employment by the Bank.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, it is agreed that, effective February 27, 2024 (the “Effective Date”), the following terms and conditions shall apply to Executive’s employment:

AGREEMENT

A.Term of Employment

1.Term. The Bank hereby agrees to employ Executive, and Executive hereby accepts employment with the Bank, for the period commencing with the Effective Date and terminating on December 31, 2024; provided, however, unless notice is given by either party to the other party of nonrenewal prior to each January 1st during the Term, effective each January 1st during the Term the termination date shall be extended by one (1) calendar year; subject, however, to prior termination of this Agreement and Executive’s employment as hereinafter provided. Thus, for example, unless notice to the contrary is delivered prior to January 1, 2025, effective January 1, 2025, the Term will be extended to December 31, 2025. Where used herein, “Term” shall refer to the entire period of employment of Executive by the Bank hereunder, whether for the period provided above, including any extensions thereof, or whether terminated earlier as hereinafter provided.

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B.Duties of Executive

1.Duties. Executive shall perform the duties and responsibilities of Senior Vice President and Chief Lending Officer of the Bank, which include, but are not limited to those duties and responsibilities specified on the Bank’s Job Description for the positions of Senior Vice President and Chief Lending Officer, attached as Exhibit A hereto, and Executive shall have such authority and power as are inherent in her positions (and the undertakings applicable to her positions) and as are necessary to carry out the duties and responsibilities required of her hereunder, subject to the powers by law vested in the Chief Executive Officer, the Board of Directors of the Bank and in the Parent, as the Bank’s sole shareholder.

2.Faithful Performance. Executive shall perform exclusively the services herein contemplated to be performed by Executive faithfully, diligently and to the best of Executive’s ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and Bank’s Articles of Incorporation and Bylaws.

3.Code of Ethics. Executive shall conduct herself at all times with due regard to public conventions and morals and shall abide by and reflect those conventions and morals in her personal actions for the Bank. Executive further agrees not to do or commit any act that will reasonably tend to degrade her or to bring her into public hatred, contempt or ridicule, or that will reasonably tend to shock or offend any community in which the Parent, the Bank, or any of their affiliates engages in business, or to reflect poorly on the Parent, the Bank, any other affiliate, or the banking industry in general.

4.Conflicts of Interests. Executive shall devote substantially all of Executive’s full business time, ability and attention to the business of the Bank during the Term. Notwithstanding the foregoing, Executive may pursue other appropriate civic, charitable or religious activities so long as such activities do not interfere with Executive’s performance of her duties hereunder. In addition, Executive shall be permitted to make passive investments in other business ventures provided such investments are not in businesses that compete with the Parent or the Bank and which are fully disclosed to the Board of Directors of the Bank prior to the time of such investment (other than investments representing less than five percent (5.0%) of the securities of companies that are regularly traded on a national securities exchange (as that term is used in the Securities Exchange Act of 1934, as amended)). Executive shall also be permitted to serve on the board of directors (but not as an officer) of any non-profit entity, subject to prior full disclosure to the Board of Directors of the Bank. Executive may not serve on the board of directors (or as an officer) of any for-profit entity without the express written prior approval of the Board of Directors of the Bank. Executive shall report to the Board of Directors of the Bank, on an annual basis, all positions held with other business, civic or charitable organizations.

5.Place of Performance. In connection with her employment with the Bank, Executive will be based at the principal executive offices of the Bank, located in Fresno, California.

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C.Compensation

1.Base Salary. For Executive’s services hereunder, the Bank shall pay or cause to be paid as base salary to Executive the amount of not less than per month. Said base salary shall be Eighteen Thousand Seven Hundred Fifty Dollars ($18,750.00) payable in equal installments on the 15th and the 30th of each month, less federal and state income tax withholding and other applicable payroll withholdings. The Board of Directors of the Bank from time to time may review Executive’s base salary, at its discretion, and Executive shall receive such base salary increases, if any, as the Board of Directors, in its sole discretion (or as may be recommended by the Compensation Committee), shall determine.

2.Incentive Bonus. During the Term Executive shall be eligible to earn an incentive bonus through any executive incentive bonus program that may be developed and implemented by the Board of Directors from time to time.

3.Discretionary Bonus. During the Term, Executive may receive such discretionary bonuses, if any, as the Board of Directors, in its sole discretion, shall determine.

4.Claw Back. If the Compensation Committee or the Board of Directors of either the Bank or the Parent determines, in good faith and within three (3) years of the date the incentive or discretionary bonus was paid, that any fraud, negligence or intentional misconduct by Executive was a significant contributing factor to the Parent having to restate all or a portion of its financial statements, the Compensation Committee or the Board of Directors may require reimbursement of the incentive or discretionary bonus to the extent the payout would have been reduced due to such restatement. The reimbursement shall be net of taxes, to the extent the claw back is not tax deductible by Executive, and shall be paid by Executive within sixty (60) days after demand.

D.Executive Benefits

1.Vacation. Executive shall accrue twenty (20) days of paid vacation, and ten (10) days of Personal Time Off, at Executive’s regular base pay rate during each year of the Term, in accordance with the Bank’s vacation policies; provided, however, that, during each year of the Term, Executive is required to and shall take at least ten (10) days of the vacation (the “Mandatory Vacation”), which shall be taken consecutively. Executive shall not be entitled to pay in lieu of the Mandatory Vacation. Executive’s entitlement to the accumulation of vacation not used that is in excess of the Mandatory Vacation and Executive’s entitlement to pay for vacation in lieu of accumulating vacation shall be governed by the Bank’s Employee Handbook. In scheduling vacations, Executive shall take into consideration the needs and activities of the Bank.

2.Sick Leave Group Medical and Other Benefits. The Bank shall provide for Executive’s participation in all benefit plans or programs sponsored by the Bank or Parent, including, without limitation, participation in any group health, medical reimbursement, dental, disability, accidental death or dismemberment or life insurance plan (the costs, including
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premiums, of which shall by paid exclusively by the Bank), and sick leave; provided that the plan and programs shall be maintained by the Bank or Parent on terms no less favorable to Executive than those plans and programs in effect on the date hereof. Notwithstanding the foregoing, if Executive shall be unable to render the services required hereunder on account of personal injuries or physical or mental illness that do not result in total disability, she shall continue to receive all payments provided in this Agreement (subject to early termination as provided elsewhere herein); provided, however, that any such payments may, at the sole option of the Bank, be reduced by any amount that the Executive receives for the period covered by such payments as disability compensation under insurance policies, if any, maintained by the Bank or under government programs.

3.Bank Automobile Allowance. During the term of this Agreement, the Bank shall provide Executive with an automobile allowance of not less than One Thousand Dollars ($1,000) per month.

4.Key Man and Disability Insurance. The Bank or Parent shall have the right to obtain and hold a “key man” life insurance policy on the life of Executive and/or a disability insurance policy with the Bank or Parent as the beneficiary of the policy. Executive agrees to provide any information required for the issuance of such policy and submit herself to any physical examination required for such policy.

5.Indemnification. The Bank and the Parent will, to the maximum extent permitted by law, defend, indemnify and hold harmless Executive and her heirs, estate, executors and administrators against any costs, losses, claims, suits, proceedings, damages or liabilities to which Executive may become subject which arise out of or are based upon or relate to Executive’s employment by the Bank, or the Executive’s service as an officer of the Bank or the Parent, including without limitation the advance of legal or other expenses reasonably incurred by Executive in connection with investigation and defending against any such costs, losses, claims, suits, proceedings, damages or liabilities, provided that any reimbursement provided by this Paragraph D.5 to Executive for costs or legal fees arising out of claims made against Executive shall be subject to compliance with Section 409A of the Internal Revenue Code. The Bank or the Parent shall maintain directors’ and officers’ liability insurance in commercially reasonable amounts (as reasonably determined by the Board), and Executive shall be covered under such insurance to the same extent as other senior management employees of the Bank or the Parent.

E.Business Expenses and Reimbursement

1.Business Expenses. Executive shall be entitled to reimbursement by the Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for the Bank during the Term, which types of expenditures shall be determined by the Board of Directors of the Bank but shall include, but not be limited to entertainment, meals, travel, cellular phone, and expenses associated with participation on the Board of Directors, provided that:

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(a)Each such expenditure is of a nature qualifying it as a proper deduction on the federal and state income tax returns of the Parent or the Bank as a business expense and not as deductible compensation to Executive; and

(b)Executive furnishes to the Bank adequate records, including receipts for expenditures and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authority for the substantiation of such expenditures as deductible business expenses of the Parent or the Bank and not as deductible compensation to Executive.

2.Reimbursement. Executive agrees to submit her expense reimbursement requests to the CEO for approval. Executive agrees that, if at any time payment made to Executive by the Bank for business expense reimbursement shall be disallowed in whole or in part as a deductible business expense by the appropriate taxing authorities, the amount so disallowed shall be treated as taxable compensation to Executive.

F.Termination

1.Termination for Cause. The Bank may terminate this Agreement and Executive’s employment at any time without further obligation or liability to Executive, by action of its Board of Directors:

(a)If Executive commits an act or acts or an omission to act which constitutes: (i) willful misconduct or a willful breach of a material duty in the course of Executive’s employment; (ii) a habitual neglect of a material duty; (iii) a willful violation of any applicable banking law or regulation; or (iv) a willful violation of any material policy, procedure, practice, method of operation or specific mode of conduct established by the Board of Directors or as set forth in any Bank policy;

(b)If Executive engages in any activity which materially and adversely affects the Parent’s or the Bank’s reputation in the community, as determined by the Board of Directors in good faith;

(c)If Executive has committed any act which would cause termination of coverage under the Bank’s Bankers Blanket Bond, as to Executive or as to the Bank as a whole;

(d)If Executive is deceased; or

(e)If Executive is found to be physically or mentally incapable of performing Executive’s duties for a period of at least six (6) months by the Board of Directors, in good faith.

Such termination shall not prejudice any remedy that the Bank may have at law, in equity, or under this Agreement. Termination pursuant to this Paragraph F.1 shall become effective upon written notice of termination.

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2.Action by Supervisory Authority. This Agreement and Executive’s employment shall terminate immediately without further liability or obligation to Executive:

(a)If the Bank is closed or taken over by the California Department of Financial Protection and Innovation or other supervisory authority, including the Federal Deposit Insurance Corporation; or

(b)If such supervisory authority should exercise its statutory cease and desist powers to remove Executive from office.

3.Merger or Transfer of    Assets. This Agreement and Executive’s employment shall not be terminated due to: (a) a merger where the Parent or the Bank is not the surviving corporation; (b) a consolidation; (c) a transfer of all or substantially all of the assets of the Parent or the Bank; or (d) a “Change in Control” (as defined below). The Bank shall take all actions necessary to insure that the surviving or resulting corporation, if other than the Parent or the Bank, or a transferee of the Parent’s or the Bank’s assets, is bound by and shall have the benefit of the provisions of this Agreement. In the case of dissolution, this Agreement and Executive’s employment shall be terminated.

4.Termination without Cause. Notwithstanding anything to the contrary herein, this Agreement and Executive’s employment may be terminated at any time without cause by the Bank upon seven (7) days’ written notice of termination to Executive and by Executive upon three (3) months’ written notice of termination to the Bank.

5.Effect of Termination.

(a)In the event of termination of this Agreement and Executive’s employment prior to the completion of the Term for any of the reasons specified in Paragraphs F.1 through F.4 or in the event of the termination of this Agreement and Executives employment upon expiration of the Term due to non-renewal, or in the event Executive elects to terminate this Agreement and Executive’s employment pursuant to the provisions of Paragraph F.4 other than for ‘‘Good Cause” (as defined below) after a “Change in Control” (as defined below), Executive shall be entitled to the salary and other benefits earned by Executive prior to the date of termination as provided for in this Agreement including accrued but unpaid vacation computed pro rata up to and including that date, and Executive’s incentive bonus, if any and prorated for any partial computation period; but Executive shall be entitled to no further compensation for service rendered after the date of termination.

(b)In the event the Bank elects to terminate this Agreement and Executive’s employment pursuant to the provisions of Paragraph F.4, or in the event Executive elects to terminate this Agreement for Good Cause, in addition to the items in Subparagraph F.5(a), Executive shall be entitled to: (i) severance compensation equal to twelve (12) months’ then current base salary, payable in equal installments of a twelve (12) month period in conformity with the Bank’s normal payroll periods; and (ii) continuation of Executive’s group medical insurance benefits or payment of COBRA continuation benefits for twelve (12) months after
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which she will be entitled to self-pay COBRA continuation benefits for as long as legally available; provided, however, in the event the Bank or its successor elects to terminate Executive’s employment pursuant to the provisions hereof and there has been a Change in Control within the prior twelve (12) months, or in the event Executive elects to terminate her employment for Good Cause within twelve (12) months after a Change in Control, Executive shall be entitled to: (i) severance compensation equal to twenty-four (24) months’ then current base salary, payable in a lump sum; and (ii) continuation of group medical insurance benefits or payment of COBRA continuation benefits for twenty-four (24) months after which she will be entitled to self-pay COBRA continuation benefits for as long as legally available.

(c)For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred: (i) in the event of a merger or consolidation where the Parent and/or the Bank is not the surviving corporation, except where the Parent’s or the Bank’s shareholders, as applicable, exchange their interests in the Parent or the Bank, as applicable, for more than fifty percent (50.0%) control of the surviving corporation; (ii) in the event of the Parent’s sale, transfer or other disposition of more than forty percent (40%) control of the Bank; (iii) in the event of a transfer of at least forty percent (40%) of the assets of the Parent or the Bank to a transferee that does not control, is not controlled by, or is not under common control with, the Parent or the Bank; (iv) in the event of any other corporate reorganization of the Parent or the Bank where there is a change in ownership of more than fifty percent (50.0%), except as may result from a transfer of shares to another corporation in exchange for more than fifty percent (50.0%) control of that corporation, and except as may result from a transfer of shares of the Bank to another corporation controlling, controlled by, or under common control with the Parent; (v) in the event a majority of the members of the Bank’s or the Parent’s Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of their appointment or election; or (vi) in the event there shall have occurred a transaction or series of transactions of a nature such that disclosure would be required in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended.

(d)For purposes of this Agreement, the following shall constitute “Good Cause”: (i) subsequent to a Change in Control of the Parent or the Bank, and without Executive’s express written consent, the assignment to Executive of any duties substantially inconsistent with Executive’s positions, duties, responsibilities and status with the Bank immediately prior to the Change in Control, or a substantial change in Executive’s reporting responsibilities, titles or offices as in effect immediately prior to the Change in Control, or any removal of Executive from or any failure to re-elect Executive to any of such positions, except in connection with the termination of Executive’s employment pursuant to Paragraphs F.l or F.2, or as a result of Executive’s retirement, or by Executive other than for “Good Cause”; (ii) subsequent to a Change in Control of the Parent or the Bank, a five percent (5.0%) or greater reduction by the Bank in Executive’s base salary and benefits as in effect on the Effective Date or as the same may be increased from time to time; (iii) subsequent to a Change in Control of the Parent or the Bank and without Executive’s express written consent, the Bank’s requiring Executive to be based anywhere other than within ten (I 0) miles of the Bank’s present main office location,
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exclusive of required travel on the Bank’s business; or (iv) subsequent to a Change in Control of the Parent or the Bank, the failure by the Bank to obtain the assumption of the agreement to perform this Agreement by any successor as contemplated in Paragraph G.4 hereof.

(e)Section 2800 Excess Parachute Payments.

(i)If any payment or benefit received or to be received by Executive, whether payable pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Bank or Parent (the “Total Payments”), constitutes an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), that would be subject to the excise tax imposed by Section 4999 of the Code or any similar federal or state law (an “Excise Tax”), the Bank will reduce such Total Payments to Executive until such Total Payments are no longer subject to any tax under Section 4999 of the Code.

(ii)All calculations under this Subparagraph are to be made initially by the Bank and the Bank’s tax advisor and the Bank will provide prompt written notice thereof to Executive. Upon request of Executive, the Bank will provide Executive with sufficient tax and compensation data to enable Executive or her tax advisor to independently make the calculations described in Subparagraph F.5(e)(i) above, and the Bank will reimburse Executive for reasonable fees and expenses incurred for any such verification.

(iii)If Executive provides written notice to the Bank of any objection to the results of the Bank’s calculations within sixty (60) days after Executive’s receipt of written notice thereof, the Bank will refer that dispute for determination to tax counsel selected by the independent auditors of the Bank, and the Bank will pay all fees and expenses of that tax counsel.

(f)Regulatory Prohibition. Notwithstanding anything to the contrary contained herein, Executive shall not be entitled to the payment of any severance benefit to the extent that such payment shall be deemed a “golden parachute payment” as defined in Section 359.l(f) of the Federal Deposit Insurance Corporation’s Rules and Regulations.

(g)Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise. The Bank shall not be entitled to set off against the amounts payable to Executive under this Agreement with the Bank any amounts earned by Executive in other employment after termination of her employment with the Bank, or any amounts which might have been earned by Employee in other employment had he sought such other employment.

6.Restriction on Timing of Distributions. In the event that Code Section 409A applies to any compensation with respect to a separation from service, payment of that compensation shall be delayed if Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i), and such delayed payment is required by Section 409A. Such delay shall last six (6) months from the date of separation from service (or as otherwise required by
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Section 409A). On the day following the end of such six (6)- month period, the Bank shall make a catch-up payment to Executive equal to the total amount of such payments that would have been made during the six (6)-month period but for this Paragraph F.6.

7.Release of All Claims. As a condition for receiving any severance pay hereunder, Executive hereby agrees to execute a full and complete release of any and all claims against the Parent and the Bank and their respective officers, agents, directors, attorneys, insurers, employees and successors in interest arising from or in any way related to Executive’s employment with the Bank or the termination thereof which release shall include reasonable protection from improper use of confidential information, as provided in Paragraph G.1.

G.General Provisions

1.Trade Secrets. Executive agrees that, during the Term, Executive will have access to, and become acquainted with, confidential, trade secret, and proprietary information concerning the Parent and the Bank, including any subsidiaries, successors and assigns, which may include, without limitation, information on their operations and financial condition and financial needs, information concerning customer lists, products, procedures, operations, investments, financing, costs, employees, accounting, marketing, salaries, pricing, profits and plans for future development, the identity, requirements, preferences, practices and methods of doing business of specific parties with whom the Bank or Parent transact business, and all other information which is related to any product, service or business of the Bank, other than information which is generally known in the industry in which the Bank transacts business or is acquired from public sources, and information regarding the Bank’s customers, including knowledge of their financial condition and financial needs, as well as such customers’ methods of doing business, all of which information is valuable property of the Bank (“Trade Secrets”). Executive shall not, without the prior written consent of the Board of Directors in each instance, disclose or use in any way, during the term of her employment by the Bank and for one (1) year thereafter (or longer required by law), except as required in the course of such employment, any such Trade Secrets acquired in the course of such employment, whether or not patentable, copyrightable or otherwise protected by law, and whether or not conceived of or prepared by her; provided, however, that, following termination of employment, Employee shall be entitled to retain a copy of any rolodex or other compilation maintained by her of the names of business contacts with their addresses, telephone numbers and similar information.

2.Return of Documents. Executive expressly agrees that all manuals, documents, files, reports, studies, instruments or other materials used and/or developed by Executive during Executive’s employment with the Bank, are solely the property of the Parent or the Bank, as applicable, that Executive has no right, title or interest therein, and that Executive shall not remove such documents, whether in physical or electronic form, from the premises of the Bank, except as required in the course of employment by the Bank, without the prior written consent of the Board of Directors in each instance. Upon termination of Executive’s employment or upon demand by the Bank, Executive or Executive’s representative shall promptly deliver possession of all of said property to the Bank in good condition.

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3.Notices. Any notice, request, demand or other communication required or permitted hereunder shall be deemed to be properly given when personally served in writing or by facsimile, one (l) week after having been deposited in the United States mail, registered or certified, postage prepaid, or when communicated to a public telegraph company for transmittal and the appropriate answerback confirmation is received. Either party may change its address by written notice in the manner set forth herein.

4.Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns. Notwithstanding the foregoing, neither this Agreement nor any rights hereunder shall be assigned, pledged, hypothecated or otherwise transferred by Executive without the prior written consent of the Board of Directors in each instance. Nothing in the Agreement, expressed or implied, is intended to confer upon any person other than the Bank, Parent or the Executive any rights or remedies under or by reason of this Agreement.

5.Applicable Law; Venue. This Agreement is to be governed by and construed under the laws of the State of California applicable to contracts made and to be performed with that state. Subject to Paragraph G.8, each party hereto, to the fullest extent it may effectively do so under applicable law, irrevocably (i) submits to the exclusive jurisdiction of any court of the State of California or the United States of America sitting in the City of Fresno over any suit, action or proceeding arising out of or relating to this Agreement and (ii) waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the establishment of the venue of any such suit, action or proceeding brought in any such court md any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum

6.Caption and Paragraph Headings. Captions and paragraph headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.

7.Invalid Provisions. Should any provisions of this Agreement for any reason be declared invalid, void, or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining portions shall not be affected, and the remaining portions of this Agreement shall remain in full force and effect as if this Agreement had been executed with said provision eliminated.

8.Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement (or its validity, interpretation or enforcement), the employment relationship or the subject matter hereof shall, at the request of either party, be settled by binding arbitration in Fresno County, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The arbitration of such issues, including the determination of any amounts of damages suffered, shall be final and binding upon the parties to the maximum extent permitted by law. The parties shall have rights to discovery as
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provided in Section 1283.05 of the California Code of Civil Procedure, including without limitation Section 1283.1 thereof. Except as otherwise required by law, each party shall bear its own attorneys’ fees, costs and expenses; provided, however, the Bank shall bear the costs of the arbitrator(s). The provisions of this Paragraph G.8 shall not affect or limit the rights and remedies available to the patties under the laws of the State of California relating to injunctive or other equitable relief to enforce the covenants contained herein or the agreements made pursuant hereto or in furtherance hereof. Neither party shall institute a proceeding hereunder until that party has furnished to the other party at least thirty (30) days’ prior written notice of its intent to do so.

9.Injunctive Relief. Executive hereby acknowledges and agrees that it would be difficult to fully compensate the Bank for damages resulting from the breach or threatened breach of certain provisions of this Agreement, including but not limited to Paragraphs G.1 and G.2, and that, accordingly, the Bank shall be entitled to seek temporary and injunctive relief, including temporary restraining orders, preliminary injunctions and permanent injunctions, to enforce such provisions without the necessity of proving actual damages and without the necessity of posting any bond or other undertaking in connection therewith. This provision with respect to injunctive relief shall not, however, diminish the Bank’s right to claim and recover damages.

10.Attorneys’ Fees. In the event either party takes legal action to enforce any of the terms of this Agreement, the unsuccessful patty to such action shall pay the successful party’s expenses, including attorneys’ fees, incurred in such action.

11.Entire Agreement. Except for stock option agreements and participation in other compensation , bonus, salary continuation or severance plans and agreements which may be entered into by and between the Bank and Executive, this Agreement contains the entire agreement of the parties and supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by the Bank. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement, or in any stock option agreement or other compensation, bonus, salary continuation or severance agreement , shall be valid or binding.

12.Amendments and Waivers. This Agreement may not be modified or amended by oral agreement, but only by an agreement in writing signed by the Bank and Executive. Any waiver of any provision of this Agreement shall be effective only if in writing and signed by the patties hereto. Any waiver of a breach of any provision hereof shall not operate as or be construed as a waiver of any subsequent breach of the same provision or any other provision hereof.

13.Interpretation. If any claim is made by any party hereto relating to any conflict, omission or ambiguity of this Agreement, no presumption or burden of proof or persuasion shall be implied by reason of the fact that this Agreement was prepared by or at the request of any
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particular party hereto or such party’s counsel. Each party hereto acknowledges that no party was in a superior bargaining position regarding the substantive terms of this Agreement.

14.Employee Acknowledgment. Executive acknowledges that she has had the opportunity to consult legal counsel in regard to this Agreement, that she has read and understands this Agreement, that she is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on her own judgment and not on any representations or promises other than those contained in this Agreement.

15.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Porsche Saunders

UNITED SECURITY BANK

____________________________________
By:     Dennis R. Woods
Its:    President & CEO

UNITED SECURITY BANCSHARES

____________________________________
By:     Dennis R. Woods
Its:    President & CEO

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EXHIBIT A

JOB DESCRIPTION
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